November 25, 1997


Securities and Exchange Commission
Attn:  Operations Filing Desk
450 5th Street NW
Washington, DC  20549

To whom it may concern:

Enclosed please find a copy of the 1997 Annual Report to Shareholders that was mailed to shareholders of the Combined Penny Stock Fund, Inc. this week.

Please add this to our existing files as our reporting copy.


Sincerely,

//John R. Overturf
John R. Overturf
President


Enclosure































November 25, 1997


Securities and Exchange Commission
Attn:  Filing Desk
1801 California, Suite 4800
Denver, CO  80202-2648

To whom it may concern:

Enclosed please find a copy of the 1997 Annual Report to Shareholders that was mailed to shareholders of the Combined Penny Stock Fund, Inc. this week.

Please add this to our existing files as our reporting copy.


Sincerely,

//John R. Overturf
John R. Overturf
President


Enclosure